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                                                                  Exhibit (g)(1)


                         INVESTMENT ADVISORY AGREEMENT



                                               April 2, 1996



Burton D. Morgan
Park Place
10 West Streetsboro St.
Hudson, OH 44236

Dear Sirs:

Morgan FunShares, Inc., an Ohio corporation (the "Company") hereby confirms its agreement with Burton D. Morgan (the "Advisor") with respect to the Advisor's serving as an investment advisor of the Company, as follows:

SECTION 1. INVESTMENT DESCRIPTION; APPOINTMENT

(a) The Board of Directors of the Company desire to employ the Company's capital by investing and reinvesting in investments of the kind and in accordance with the investment objectives, policies and limitations specified in its most recent prospectus (the "Prospectus"), and in the manner and to the extent as may from time to time be approved by the Board of Directors of the Company. Copies of the Prospectus have been or will be submitted to the Advisor.

(b) The Board of Directors hereby appoints the Advisor to act as an investment advisor to the Company for the periods and on the terms set forth in this Agreement. The Advisor accepts such appointment and agrees to furnish the services herein set forth for the compensation herein provided.

SECTION 2. MANAGEMENT DUTIES

(a) Subject to the supervision of the Company's Board of Directors, the Advisor will (i) manage all the Company's assets in accordance with the Company's investment objectives, policies and limitations as stated in the Prospectus;
(ii) make investment decisions with respect to the assets; and (iii) place orders to purchase and sell securities and, where appropriate, commodity futures contracts with respect to assets.

(b) The Advisor will keep the Company informed of developments materially affecting the Company and shall, on the Advisor's own



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initiative, furnish to the Company's Board of Directors from time to time whatever information the Advisor believes appropriate for this purpose.

(c) The Advisor agrees that it will comply with the Investment Company Act of 1940, as amended (the "Act"), and all rules and regulations thereunder, all applicable federal and state laws and regulations and with any applicable procedures adopted by the Company's Board of Directors.

SECTION 3. BROKERAGE

(a) The Advisor agrees that it will place orders in accordance with the issuer or with brokers or dealers selected by it in accordance with the standards specified in paragraphs (b) and (c) of this Section 3.

(b) In placing orders with brokers and dealers, the Advisor will use his best efforts to seek the best overall terms available for any transaction, the Advisor will consider all factors it deems relevant including, but not limited to, the breadth of the market in the security, the price of the security, the financial condition and execution capability of the broker or dealer and the reasonableness of any commission for the specific transaction and on a continuing basis.

(c) In selecting brokers or dealers to execute a particular transaction and in evaluating the best overall terms available, the Advisor may consider the brokerage and research services (as those terms are defined in Section 28(e) of the Securities Exchange Act of 1934) provided to the Company and/or other accounts over which the Advisor or an affiliate exercise investment discretion. The Company recognizes that it is desirable that the Advisor have access to supplemental investment and market research and security and economic analyses provided by brokers and that such brokers may execute brokerage transactions at a higher cost to the Company than may result when allocating brokerage to other brokers on the basis of seeking the most favorable price and efficient execution. Therefore, the Advisor is authorized to pay higher brokerage commissions for the purchase and sale of securities for the Company to brokers who provide such research and analyses, subject to review by the Company's Board of Directors from time to time with respect to the extent and continuation of this practice.

SECTION 4. INFORMATION PROVIDED TO THE COMPANY

(a) The Advisor agrees that he will make available to the Company promptly upon their request copies of all of his investment records and ledgers with respect to the Company's assets to assist the Company in monitoring compliance with the Act and the Investment Advisers Act of 1940, as amended (the "Advisers Act"), as well as other applicable laws. The Advisor will furnish the Company's



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Board of Directors with such periodic and special reports as the Board of
Directors may reasonably request.

(b) The Advisor agrees that it will immediately notify the Company in the event that the Advisor or any of his affiliates: (i) becomes subject to a statutory disqualification that prevents the Advisor from serving as investment advisor in accordance with this Agreement; (ii) is or expects to become the subject of an administrative proceeding or enforcement action by the SEC or other regulatory authority. The Advisor has provided information about himself to the Board of Directors, and he further agrees to notify the Company's Board of Directors immediately of any material fact known to the Advisor respecting or relating to the Advisor that is not contained in the information previously supplied to the Directors.

(c) The Advisor represents that it is an investment adviser registered under the Advisers Act and other applicable laws and that the statements contained in the Advisor's registration under the Advisers Act on Form ADV, as of the date hereof, are true and correct and do not omit to state any material fact required to be stated therein or necessary in order to make the statement therein not misleading. The Advisor agrees to maintain the completeness and accuracy of its registration on Form ADV in accordance with all legal requirements relating to that Form. The Advisor acknowledges that he is an "investment adviser" to the Company within the meaning of the Act and the Advisers Act.

SECTION 5. BOOKS AND RECORDS

In compliance with the requirements of Rule 31a-3 under the Act, the Advisor hereby agrees that all records that it maintains for the Company are the property of the Company and further agrees to surrender promptly to the Company copies of any such records upon the Company's request. The Advisor further agrees to preserve for the periods prescribed by Rule 31a-2 under the Act the records required to be maintained by Rule 31a-1 under the Act and to preserve the records required by Rule 204-2 under the Advisers Act for the period specified in that Rule.

SECTION 6. COMPENSATION

(a) In consideration of services rendered in accordance with this Agreement, the Company will pay the Advisor a fee or the first business day of each month a fee at the annual rate of one percent (1%) of the average value of the Company's net assets up to One Hundred Fifty Million Dollars ($150,000,000) and seventy-five hundredths percent (0.75%) of the average value of the Company's net assets in excess of One Hundred Fifty Million Dollars ($150,000,000). Net assets value shall be computed at least once each week.



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(b) The Advisor fee for the period from the date this Agreement becomes effective to the end of the month during which this Agreement becomes effective shall be prorated according to the proportion that such period bears to the full monthly period. Upon any termination of this Agreement before the end of the month, the fee for such part of that month shall be prorated according to the proportion that this period bears to the full monthly period and shall be payable upon the date of termination of this Agreement.

(c) For the purpose of determining fees payable to the Advisor, the value of the Company's net assets shall be computed in the manner specified in the Company's Prospectus for the computation of the value of these net assets.

SECTION 7. COSTS AND EXPENSES

    During the term of this Agreement, if in any fiscal year the Company's total operating expenses, exclusive of taxes, interest, brokerage fees and commissions, amortization and extraordinary expenses, exceed 2% of the average annual net assets of the Company, the Advisor will reimburse the Company for the amount of this excess, except that the amount required to be reimbursed for any fiscal year shall not exceed the amount of fees received by the Advisor hereunder in respect of that fiscal year. This expense reimbursement will be estimated, reconciled and paid on a monthly basis.

SECTION 8. STANDARD OF CARE

The Advisor shall exercise his best judgment in rendering the services provided by him under this Agreement. The Advisor shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Company in connection with the matter to which this Agreement relates, provided that nothing in this Agreement shall be deemed to protect the Advisor against any liability to the Company or to holders of the Company's shares representing interests in the Company to which the Advisor would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence on his part in the performance of his duties or by reason of the Advisor's reckless disregard of his obligations and duties under this Agreement.

SECTION 9. SERVICES TO OTHER COMPANIES OR ACCOUNTS

(a) It is understood that the services of the Advisor are not exclusive, and nothing in this Agreement shall prevent the Advisor from providing similar services to other investment companies (whether their investment objectives and policies are similar to those of the Company) or from engaging in other activities.

(b) When the Advisor recommends the purchase or sale of a security for other investment companies and other clients, and at the same



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time the Advisor recommends the purchase or sale of the same security for the
Company, it is understood that in light of his fiduciary duty to the Company such transactions will be executed on a basis that is fair and equitable to the Company.

(c) The Company understands and acknowledges that the persons employed by the Advisor to assist in the performance of his duties under this Agreement will not devote their full time to that service; nothing contained in this Agreement will be deemed to limit or restrict the right of the Advisor or any affiliate of the Advisor to engage in and devote time and attention to other businesses or to render services of whatever kind or nature.

SECTION 10. DURATION AND TERMINATION

(a) This Agreement shall become effective if approved by the shareholders on the date of approval by the newly constituted Board of Director's of the Company, and shall continue for a period of one (1) year from that date, and thereafter shall continue automatically for successive annual periods, provided this continuance is specifically approved at least annually by (i) the Company's Board of Directors or (ii) by a vote of a majority of the Company's outstanding voting securities (as defined in the Act), provided that in either event the continuance is also approved by a majority of the Board of Directors who are not "interested persons" (as defined in the Act) of the Company, by vote cast in person at a meeting called for the purpose of voting on the approval.

(b) Notwithstanding the foregoing, this Agreement may be terminated (i) at any time without penalty by the Company, upon the vote of the majority of the Company's Board of Directors or by vote of the majority of the Company's outstanding voting securities, upon notice to the Company, or (ii) by the Advisor at any time without penalty.

(c) This Agreement will terminate automatically in the event of its assignment (as defined in the Act and in rules adopted under the Act).

SECTION 11. AMENDMENTS

No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against whom enforcement of the change, waiver, discharge or termination is sought, and no amendment of this Agreement shall be effective until approved in accordance with applicable law.


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SECTION 12. MISCELLANEOUS

(a) This Agreement shall be governed by the laws of the State of Ohio, provided that nothing herein shall be construed in a manner inconsistent with the Act, the Advisers Act, or rules or orders of the SEC thereunder.

(b) The captions of this Agreement are included for convenience only and in no way define or limit any of the provisions thereof or otherwise affect their construction or effect.

(c) If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby and, to this extent, the provisions of this Agreement shall be deemed to be severable.

(d) Nothing herein shall be construed as constituting the Advisor as an agent of the Company.

If the terms and conditions described above are in accordance with your understanding, kindly indicate your acceptance of this Agreement by signing and returning to us the enclosed copy of this Agreement.

MORGAN FUNSHARES, INC.


By: /s/ Robert F. Pincus
    -----------------------------

Title: President
       --------------------------


Accepted and Agreed to :

By: /s/ Burton D. Morgan
    -----------------------------
    Burton D. Morgan


Date: April 2, 1996







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